                                  AGREEMENT AND

                             PLAN OF REORGANIZATION

                                  by and among

                                       IR,

                                   MERGER SUB

                                       and

                                       ZT

                          dated as of January 27, 2000

1.1      The Offer.............................................................1
1.2      Company Action........................................................3
1.3      Directors.............................................................3

                                   ARTICLE II

                                   THE MERGER

2.1      The Merger............................................................4
2.2      Effective Time........................................................5
2.3      Closing of the Merger.................................................5
2.4      Effects of the Merger.................................................5
2.5      Certificate of Incorporation and By-laws..............................5
2.6      Directors.............................................................5
2.7      Officers..............................................................5
2.8      Conversion of Shares..................................................5
2.9      Delivery of Merger Consideration......................................6
2.10     Dissenting Shares.....................................................7
2.11     Treatment of ZT Options...............................................8
2.12     Adjustments...........................................................8


                                   ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF ZT

3.1      Existence; Good Standing; Corporate Authority.........................8
3.2      Authorization, Validity and Effect of Agreements......................9
3.3      Capitalization........................................................9
3.4      Subsidiaries.........................................................10
3.5      Other Interests......................................................10
3.6      No Conflict; Required Filings and Consents...........................10
3.7      Compliance...........................................................11
3.10     Absence of Certain Changes...........................................13
3.11     Material Contracts...................................................13
3.12     Litigation...........................................................14
3.13     Taxes................................................................14
3.14     Employee Benefit Plans...............................................15
3.15     Labor and Employment Matters.........................................17
3.16     No Brokers...........................................................17
3.17     Year 2000 Compliance.................................................17
3.18     Insurance............................................................18
3.19     Properties...........................................................18
3.20     Environmental Laws...................................................18
3.21     Related Party Transactions...........................................20
3.22     Bank Accounts........................................................20
3.23     Intellectual Property................................................21
3.24     Minute Books.........................................................21
3.25     Accounting Records; Internal Controls................................21
3.26     Past Product Liability and Returns...................................21
3.27     Full Disclosure......................................................21

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF IR AND MERGER SUB

4.1      Existence; Good Standing; Corporate Authority........................22
4.2      Authorization, Validity and Effect of Agreements.....................22
4.3      No Conflict; Required Filings and Consents...........................22
4.4      No Brokers...........................................................23
4.5      Full Disclosure......................................................24
4.6      Financing............................................................24

                                    ARTICLE V

                                    COVENANTS

5.1      Alternative Proposals................................................24
5.2      Interim Operations...................................................25

                                       2

5.4      Filings, Other Action................................................26
5.5      Third-Party Consents.................................................26
5.6      Inspection of Records; Access and Information........................26
5.7      Publicity............................................................27
5.8      Expenses.............................................................27
5.9      Insurance; Indemnity.................................................27
5.10     Appreciation Rights..................................................28
5.11     Cooperation, Notification............................................28
5.12     Financial Statements.................................................29
5.13     Commercially Reasonable Efforts......................................29
5.14     Anti-takeover Statutes...............................................29
5.15     Merger Without Meeting of Shareholders...............................29
5.16     Payment of Debt......................................................29
5.17     Guaranty and Indemnity Agreement.....................................29

                                   ARTICLE VI

                                   CONDITIONS

6.1      Conditions to Each Party's Obligation to Effect the Merger...........30
6.2      Conditions to Obligation of ZT to Effect the Merger..................30
6.3      Conditions to Obligation of IR to Effect the Merger..................31

                                   ARTICLE VII

                                   TERMINATION

7.1      Termination by Mutual Consent........................................32
7.2      Termination by Either IR or ZT.......................................32
7.3      Termination by ZT....................................................32
7.4      Termination by IR....................................................33
7.6      Extension, Waiver....................................................33

                                  ARTICLE VIII

                               GENERAL PROVISIONS

8.1      Nonsurvival of Representations, Warranties and Agreements............34
8.2      Notices..............................................................34
8.3      Assignment; Binding Effect...........................................34
8.4      Entire Agreement.....................................................34
8.5      Amendment............................................................35
8.6      Governing Law........................................................35
8.7      Counterparts.........................................................35
8.8      Headings.............................................................35
8.9      Interpretation.......................................................35
8.10     Waivers..............................................................35

                                       3

8.11     Incorporation of Exhibits............................................36
8.12     Severability.........................................................36
8.13     Enforcement of Agreement.............................................36
8.14     Definitions of Subsidiary, Person and Knowledge......................36
8.15     Waiver Of Jury Trial.................................................36

                                       4

                                LIST OF EXHIBITS

EXHIBIT A                               Stock Option Agreement

EXHIBIT B                               ZT Shareholder Support Agreement

EXHIBIT C                               Offer Conditions

EXHIBIT D                               Incentive Compensation Agreement with
                                        International Rectifier Corporation

EXHIBIT E                               Form of Opinion of Counsel to ZT

EXHIBIT F                               Incentive Compensation Agreement with
                                        Omnirel LLC

                                       5

                      AGREEMENT AND PLAN OF REORGANIZATION

                  This AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") dated as of January 27, 2000, is by and among International Rectifier Corporation, a Delaware corporation ("IR"), Zing Technologies, Inc., a New York corporation ("ZT"), and IRC Acquisition Corporation, a New York corporation and a direct wholly owned subsidiary of IR ("Merger Sub").

                                    RECITALS

                  A. ZT and IR have determined to engage in the transactions (the "Transactions") contemplated by (i) the Stock Option Agreement dated as of the date hereof among ZT, IR, and Merger Sub (the "Stock Option Agreement") attached as EXHIBIT A and (ii) this Agreement, including (a) the commencement of an Offer (as defined below) by Merger Sub to purchase any and all of the outstanding shares of common stock, $0.01 par value, of ZT ("ZT Common Stock"), and (b) a business combination whereby Merger Sub will be merged with and into ZT, with ZT continuing as the surviving corporation of such merger and a direct wholly-owned subsidiary of IR (the "Merger").

                  B. The respective boards of directors of ZT, IR and Merger Sub have approved and declared advisable this Agreement and the Transactions.

                  C. To induce IR to enter into this Agreement, certain shareholders of ZT have executed a shareholder support agreement ("ZT Shareholder Support Agreement") with IR in the form of EXHIBIT B.

                                    ARTICLE I

                                    THE OFFER

         1.1 THE OFFER.

         (a) Provided that nothing shall have occurred that would result in a failure to satisfy any of the conditions set forth in EXHIBIT C hereto, as promptly as practicable after the date hereof, Merger Sub shall, and IR shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) promptly, but in no event later than the tenth business day after the date of this Agreement, an offer (the "Offer") to purchase any and all of the outstanding shares of ZT Common Stock at a price of fifteen dollars and thirty-six cents ($15.36) per share (the "Offer Price"), net to the seller in cash. The initial expiration date of the Offer shall be the twentieth business day from and after the date the Offer is commenced, including the date of commencement as the first business day in accordance with Rule 14d-2 under the Exchange Act (the "Initial Expiration Date"). The obligation of Merger Sub to accept for payment, purchase and pay for shares of ZT Common Stock shall be subject, except as provided in
Section 1.1(b), only to the satisfaction of the condition that a number of shares of ZT Common Stock representing not less than two-thirds of the total issued and outstanding shares of ZT Common Stock on a fully-diluted basis on the date such shares are purchased pursuant to the Offer have been validly tendered and not withdrawn prior to the expiration of the Offer (the "Minimum Condition") and of the other conditions set forth in EXHIBIT C hereto; provided, however, that Merger Sub expressly reserves the right to waive any of the conditions to the Offer and to make any change in the terms or conditions of the Offer in its sole discretion, subject to Section 1.1(b).

         (b) Without the prior written consent of ZT, neither IR nor Merger Sub will decrease the price per share of ZT Common Stock payable in the Offer, decrease the number of shares of ZT Common Stock sought in the Offer, change the form of consideration payable in the Offer, or impose or alter the conditions to the Offer in addition to or from those set forth in EXHIBIT C or in a manner that is otherwise materially adverse to the holders of shares of ZT Common Stock. Notwithstanding anything in this Agreement to the contrary, without the consent of ZT, Merger Sub shall have the right to extend the Offer beyond the Initial Expiration Date only in the following events: (i) from time to time if, at the Initial Expiration Date (or extended expiration date of the Offer, if applicable), any of the conditions to the Offer shall not have been satisfied or waived, until such conditions are satisfied or waived; (ii) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer or any period required by applicable law, or (iii) if all conditions to the Offer are satisfied or waived and the shares of ZT Common Stock validly tendered and not withdrawn pursuant to the Offer represent more than two-thirds of the total issued and outstanding shares of ZT Common Stock on a fully diluted basis, Merger Sub may extend the Offer for a period not to exceed ten business days; provided that as of the date the Offer is extended, all conditions previously imposed (other than compliance with Sections 5.2 and 5.6) shall be deemed satisfied as of such extended expiration date, whether any such condition is in fact satisfied on such dates. Subject to the foregoing and to the terms and conditions of the Offer, Merger Sub shall, and IR shall cause it to, accept for payment and pay for, as promptly as practicable after the expiration of the Offer, all shares of ZT Common Stock properly tendered and not withdrawn pursuant to the Offer that Merger Sub is obligated to purchase. IR shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to pay for any shares of ZT Common Stock that Merger Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

         (c) As soon as practicable after the date hereof, IR and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO") with respect to the Offer, which will contain the offer to purchase and form of the related letter of transmittal (such Schedule TO and such documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). IR and ZT each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. IR and Merger Sub agree to take all steps necessary to cause the Schedule TO as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of shares of ZT Common Stock, in each case as and to the extent required by applicable federal securities laws. ZT and its counsel shall be given an opportunity to review and comment on the Offer Documents prior to their being filed with the SEC or disseminated to the holders of shares of ZT Common Stock.

         1.2 COMPANY ACTION.

         (a) ZT hereby consents to the Offer and represents that its board of directors, at a meeting duly called and held has (i) unanimously determined that this Agreement, the Stock Option Agreement and the Transactions, including the Offer, the Merger, and the purchase of Shares contemplated by the Offer and the Stock Option Agreement, are fair to and in the best interests of ZT's shareholders, (ii) unanimously approved and adopted this Agreement, the Stock Option Agreement, the ZT Shareholder Support Agreement and the Transactions, including the Offer, the Merger, and the purchase of Shares contemplated by the Offer and the Stock Option Agreement, in accordance with the requirements of the Business Corporation Law of the State of New York (the "NYBCL") and (iii) unanimously resolved to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by its shareholders. ZT has been advised that all of its directors, and each of its executive officers who has been informed of the Transactions and who owns shares of ZT Common Stock, intend to tender their shares of ZT Common Stock pursuant to the Offer and, if applicable, to vote in favor of the Merger. ZT will cause its transfer agent to promptly furnish IR with a list of ZT's shareholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of shares of ZT Common Stock and lists of securities positions of shares of ZT Common Stock held in stock depositories and to provide to IR such additional information (including, without limitation, updated lists of shareholders, mailing labels and lists of securities positions) and such other assistance as IR may reasonably request in connection with the Offer.

         (b) As soon as practicable on the day that the Offer is commenced, ZT shall file with the SEC and disseminate to holders of shares of ZT Common Stock, in each case as and to the extent required by applicable federal securities laws, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") that shall reflect the recommendations of ZT's board of directors referred to above. ZT and IR each agree promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. ZT agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of shares of ZT Common Stock, in each case as and to the extent required by applicable federal securities laws. IR and its counsel shall be given an opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC.

         1.3 DIRECTORS.

         (a) Promptly following the purchase of and payment for a number of shares of ZT Common Stock that satisfies the Minimum Condition, and from time to time thereafter, IR shall be entitled to designate the number of directors, rounded up to the next whole number, on ZT's board of directors that equals the product of (i) the total number of directors on ZT's board of directors (giving effect to the election of any additional directors pursuant to this Section) and
(ii) the percentage that the number of shares of ZT Common Stock beneficially owned by IR (including shares of ZT Common Stock paid for pursuant to the Offer) bears to the total number of shares of ZT Common Stock outstanding, and ZT shall take all action within its power to cause IR's designees to be elected or appointed to ZT's board of directors, including, without limitation, increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such time, ZT will also use its reasonable best efforts to cause individual directors designated by IR to constitute the number of members, rounded up to the next whole number, on (i) each committee of ZT's board of directors other than any committee of such Board established to take action under this Agreement or the Stock Option Agreement and (ii) each board of directors of each ZT Subsidiary (as defined in Section 8.14), and each committee thereof, that represents the same percentage as such individuals represent on the ZT board of directors. Notwithstanding the foregoing, in the event that IR's designees are to be appointed or elected to ZT's board of directors, until the Effective Time (as defined below), such board of directors shall have at least two directors who are directors on the date of this Agreement and who are not officers of ZT (the "Continuing Directors"); provided that in the event that the number of Continuing
Directors shall be reduced below two for any reason whatsoever, any remaining Continuing Directors (or Continuing Director, if there shall be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Continuing Directors for purposes of this Agreement.

         (b) ZT's obligations to appoint IR's designees to the ZT board of directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. ZT shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to ZT and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section. IR shall supply to ZT in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

         (c) Following the election or appointment of IR's designees pursuant to
Section 1.3(a) and until the Effective Time, the approval of the Continuing Directors shall be required to authorize (and such authorization shall constitute the authorization of the ZT board of directors and no other action on the part of ZT, including any action by any other director of ZT, shall be required to authorize) any termination of this Agreement by ZT, any amendment of this Agreement requiring action by the ZT board of directors, any amendment of the certificate of incorporation or bylaws of ZT, any extension of time for performance of any obligation or action hereunder by IR or Merger Sub, any waiver of compliance with any of the agreements or conditions contained herein for the benefit of ZT and any material transaction with IR, Merger Sub or any affiliate thereof unless such transaction is on terms no less favorable to ZT than ZT would obtain in a similar transaction with an unrelated third party.

                                   ARTICLE II

                                   THE MERGER

         2.1 THE MERGER. At the Effective Time (as defined in Section 2.2 below) and upon the terms and subject to the conditions of this Agreement and in accordance with the NYBCL, Merger Sub will be merged with and into ZT. Following the Merger, ZT will continue as the surviving corporation (the "Surviving Corporation") and as a wholly owned subsidiary of IR, and the separate corporate existence of Merger Sub will cease.

         2.2 EFFECTIVE TIME. Subject to the provisions of this Agreement, the parties will cause the Merger to be consummated by filing an appropriate certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of New York in such form as required by, and executed in accordance with, the relevant provisions of the NYBCL as soon as practicable on or after the Closing Date (as defined in Section 2.3 below). The Merger will become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time", and the date of such effectiveness shall be the "Effective Date").

         2.3 CLOSING OF THE MERGER. The closing of the Merger (the "Closing") will take place at a time and on a date to be specified by the parties, which will be no later than the last business day of the month in which the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) are satisfied or waived (the "Closing Date"), at the offices of O'Melveny & Myers LLP, 1999 Avenue of the Stars, Los Angeles, California, unless the parties agree to another time, date or place in writing.

         2.4 EFFECTS OF THE MERGER. The Merger will have the effects set forth in the NYBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all properties, rights, privileges, powers and franchises of ZT and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities and duties of ZT and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

         2.5 CERTIFICATE OF INCORPORATION AND BY-LAWS. The certificate of incorporation and bylaws of Merger Sub in effect at the Effective Time will be the certificate of incorporation and bylaws of the Surviving Corporation until respectively amended in accordance with their terms and applicable law, except that the name of the Surviving Corporation will be Zing Technologies, Inc.

         2.6 DIRECTORS. The directors of Merger Sub at the Effective Time will be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until such director's successor is duly elected and qualified.

         2.7 OFFICERS. The officers of Merger Sub as of the Effective Time will be the initial officers of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

         2.8 CONVERSION OF SHARES. At the Effective Time and without any action on the part of the holder thereof, each issued and outstanding share of ZT Common Stock will convert into the right to receive an amount in cash equal to fifteen dollars and thirty-six cents ($15.36) (the "Merger Consideration"). As a result of the Merger, each issued and outstanding share of common stock, $1.00 par value, of Merger Sub will be converted into and become one fully paid and non-assessable share of common stock, $0.01 par value, of the Surviving Corporation. Notwithstanding anything contained in this Section 2.8 to the contrary, each share of ZT Common Stock issued and held in ZT's treasury immediately before the Effective Time, and each share of ZT Common Stock held by IR, Merger Sub, any other IR Subsidiary or any ZT

Subsidiary immediately before the Effective Time, will, by virtue of the Merger, cease to be outstanding and will be cancelled and retired without payment of any consideration therefor.

         2.9 DELIVERY OF MERGER CONSIDERATION.

         (a) Promptly after the Effective Time, IR shall deposit or cause to be deposited in trust (the "Payment Fund") with an agent reasonably acceptable to ZT (the "Payment Agent") for the benefit of the holders of certificates representing the shares of ZT Common Stock issued and outstanding as of the Effective Time (collectively "ZT Certificates"), the aggregate Merger Consideration, as and when needed, to be paid in respect of the shares of ZT Common Stock. The Payment Fund shall not be used for any other purpose. The Payment Fund may be invested by the Paying Agent, as directed by Surviving Corporation, in (i) obligations of or guaranteed by the United States, (ii) commercial paper rated A-1, P-1 or A-2, P-2, and (iii) certificates of deposit, bank repurchase agreements and bankers acceptances of any bank or trust company organized under federal law or under the law of any state of the United States or of the District of Columbia that has capital, surplus and undivided profits of at least $1 billion or in money market funds which are invested substantially in such investments. Any net earnings with respect thereto shall be paid to the Surviving Corporation as and when requested by the Surviving Corporation.

         (b) As soon as reasonably practicable after the Effective Time, IR will instruct the Payment Agent to mail to each holder of record of ZT Common Stock immediately before the Effective Time (excluding any shares of ZT Common Stock cancelled pursuant to Section 2.8):

                  (1) a letter of transmittal (the "Letter of Transmittal") (which will specify that delivery will be effected, and risk of loss and title to the ZT Certificates will pass, only upon delivery of such ZT Certificates to the Payment Agent and will be in such form and have such other provisions as IR specifies), and

                  (2) instructions for use in effecting the surrender of each ZT Certificate in exchange for the aggregate Merger Consideration with respect to the shares of ZT Common Stock formerly represented thereby.

         (c) IR and the Surviving Corporation shall cause the Payment Agent to pay to the holders of a Certificate, as soon as practicable after receipt of any Certificate (or in lieu of such Certificate an affidavit of lost, stolen or destroyed share certificates (including customary indemnity or bond against loss) in form and substance reasonably satisfactory to IR) together with the Letter of Transmittal, duly executed, and such other documents as IR or the Payment Agent reasonably request, in exchange therefor a check in the amount equal to the cash, if any, which such holder has the right to receive pursuant to the provisions of this ARTICLE II, less the amount of any applicable withholding taxes. No interest shall be paid or accrued on any cash payable upon the surrender of any Certificate. Each Certificate surrendered in accordance with the provisions of this Section 2.9(c) shall be cancelled forthwith.

         (d) In the event of a transfer of ownership of shares of ZT Common Stock which is not registered in the transfer records of ZT, the Merger Consideration may be paid to the transferee only if (i) the Certificate representing such shares of ZT Common Stock surrendered to the Paying Agent in accordance with Section 2.9(c) hereof is properly endorsed for transfer or is accompanied by appropriate and properly endorsed stock powers and is otherwise in proper form to effect such transfer, (ii) the person requesting such transfer pays to the Paying Agent any transfer or other taxes payable by reason of such transfer or establishes to the satisfaction of the Paying Agent that such taxes have been paid or are not required to be paid, and (iii) such person establishes to the satisfaction of IR that such transfer would not violate any applicable federal or state securities laws.

         (e) At and after the Effective Time, each holder of a Certificate that represented issued and outstanding shares of ZT Common Stock immediately prior to the Effective Time shall cease to have any rights as a shareholder of ZT, except for the right to surrender his or her Certificate in exchange for the Merger Consideration multiplied by the number of shares represented by such Certificate and except as otherwise provided by applicable law, and no transfer of shares of ZT Common Stock shall be made on the stock transfer books of the Surviving Corporation.

         (f) Any portion of the Payment Fund (including any interest received with respect thereto), which remains unclaimed six months after the Effective Time, will be paid to the Surviving Corporation upon demand. Any holders of Certificates who have not theretofore complied with this Section 2.9 will thereafter look only to the Surviving Corporation and IR for payment (subject to applicable abandoned property, escheat and similar laws) of their claim for the Merger Consideration, without interest thereon. Notwithstanding the foregoing, neither IR, the Surviving Corporation nor the Paying Agent shall be liable to a holder of a Certificate for any Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (g) Any portion of the Merger Consideration made available to the Payment Agent pursuant to Section 2.9(a) to pay for shares of ZT Common Stock for which appraisal rights have been perfected shall be returned to IR, upon demand.

         2.10 DISSENTING SHARES . Notwithstanding anything in this Agreement to the contrary, shares of ZT Common Stock that are issued and outstanding immediately before the Effective Time and that are held by shareholders who have (a) not voted such shares in favor of the Merger (or consented thereto in writing), (b) delivered a written objection to the Merger and a demand for appraisal of such shares of ZT Common Stock in accordance with Section 623 of the NYBCL (insofar as such Section is applicable to the Merger and provides for appraisal rights with respect to it) and (c) not failed to perfect or have not effectively withdrawn or lost their rights to appraisal and payment under the NYBCL, shall not be converted into the right to receive the Merger Consideration as provided in Section 2.8 hereof. Instead, ownership of such shares will entitle the holder thereof to receive the consideration determined pursuant to Section 623 of the NYBCL; provided, however, that if such holder fails to perfect or effectively withdraws such holder's right to appraisal and payment under the NYBCL, each of such shares shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration, without any interest thereon, upon surrender of the Certificate or Certificates in the manner provided in
Section 2.8 hereof. ZT will give IR (d) prompt notice of any demands (or withdrawals of demands) for appraisal received by ZT pursuant to the applicable provisions of the NYBCL and any other instruments served pursuant to the NYBCL and received by ZT and (e) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the NYBCL. ZT will not, except with the prior consent of IR (which consent will not be unreasonably withheld), make any payment with respect to any such demands for appraisal or offer to settle, or settle, any such demands.

         2.11 TREATMENT OF ZT OPTIONS. At the closing of the Offer, each holder of outstanding ZT options shall, upon surrender of such options, be entitled to receive from IR or the Surviving Corporation, for each ZT option surrendered, an amount equal to the product of (i) the Merger Consideration minus the exercise price of such ZT option surrendered by such holder multiplied by (ii) the number of shares of ZT Common Stock covered by such ZT option, less any applicable withholding taxes, and without interest paid thereon, and each such surrendered ZT option shall terminate. At the Effective Time, any remaining ZT options shall terminate, and the holders thereof shall be entitled to receive from IR or the Surviving Corporation, for each ZT option held, an amount equal to the product of (i) the Merger Consideration minus the exercise price of such ZT option held by such holder multiplied by (ii) the number of shares of ZT Common Stock covered by such ZT option, less any applicable withholding taxes, and without interest paid thereon. Prior to the closing of the Offer, ZT shall take all actions (including, if appropriate, amending the terms of any option plan or arrangement) that are within its power to give effect to the transactions contemplated by this Section 2.11.

         2.12 ADJUSTMENTS. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of ZT Common Stock shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares of ZT Common Stock, or stock dividend thereon with a record date during such period, the cash payable pursuant to the Offer, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

                                  ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF ZT

                  Except as set forth in the disclosure letter delivered at or before the execution of this Agreement to IR (provided that an item on such disclosure schedule is deemed to qualify only the particular Subsection or Subsections specified for such item unless from the description of such item it is clear that such item should qualify another Subsection, in which case such disclosure will qualify such other Subsection) (the "ZT Disclosure Letter"), ZT represents and warrants to IR and Merger Sub as of the date of this Agreement as follows:

         3.1 EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY. ZT is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York. ZT is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on the business, results of operations or financial condition of ZT and the ZT Subsidiaries (as defined in Section 8.14) taken as a whole (a "ZT

Material Adverse Effect"). ZT has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted and as described in ZT's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1999. The copies of ZT's certificate of incorporation and bylaws made available to IR are true and correct as of the date hereof.

         3.2 AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. ZT has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The Agreement, the Merger, and the purchase of shares of ZT Common Stock contemplated by the Offer and the Stock Option Agreement have been approved by ZT's board of directors and, subject only to the adoption of this Agreement and the transactions contemplated hereby by the holders of two-thirds of the total issued and outstanding shares of ZT Common Stock on a fully-diluted basis, the consummation by ZT of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of ZT, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

         3.3 CAPITALIZATION.

         (a) The authorized capital stock of ZT consists of 12,000,000 shares of ZT Common Stock, $0.01 par value. As of January 26, 2000, there were 2,406,837 shares of ZT Common Stock issued and outstanding, plus 657,955 shares of ZT Common Stock held in ZT's treasury. All issued and outstanding shares of ZT Common Stock are duly authorized, validly issued, fully paid, nonassessable, free of preemptive rights, and were issued in compliance with all applicable laws except where non-compliance does not affect ownership of such share or create any encumbrance thereon or result in a ZT Material Adverse Effect.

         (b) The ZT Disclosure Letter lists all outstanding options, warrants and other rights to purchase shares of ZT's Common Stock as of January 26, 2000 with descriptions of such options, warrants and other rights.

         (c) Since January 26, 2000, (i) no options, warrants or other rights to purchase shares of ZT Common Stock have been granted, and (ii) no additional shares of capital stock of ZT have been issued, except pursuant to the exercise of outstanding options.

         (d) Except as set forth in paragraphs (a), (b) and (c) above and on the ZT Disclosure Letter, ZT does not have any shares of its capital stock issued or outstanding and does not have any outstanding subscriptions, options, warrants, calls, subscriptions, convertible securities, rights or other agreements or commitments obligating ZT or any ZT Subsidiary to issue, transfer or sell any shares of capital stock of ZT or any ZT Subsidiary. ZT has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of ZT on any matter. Any equity securities, which were issued and reacquired by

ZT, were so reacquired in compliance with all applicable laws, and ZT does not have any obligation or liability with respect thereto.

         3.4 SUBSIDIARIES. Each ZT Subsidiary is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate, limited liability company or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a ZT Material Adverse Effect. The copies of the organizational and charter documents for the ZT Subsidiaries made available to IR are true and correct as of the date hereof. The ZT Disclosure Letter lists all of the ZT Subsidiaries and correctly sets forth the capitalization of each Subsidiary, the jurisdiction in which each ZT Subsidiary is organized or formed, each jurisdiction in which each such ZT Subsidiary is qualified or licensed to do business as a foreign corporation, limited liability company or partnership, and the current directors and executive officers of each ZT Subsidiary. All outstanding securities or other ownership interests in each ZT Subsidiary are
(i) owned of record and beneficially by ZT or another of ZT's wholly-owned Subsidiaries and subject to no lien (other than liens for taxes not yet due and payable), claim, charge or encumbrance, and (ii) have been duly authorized, are validly issued, fully paid and nonassessable.

         3.5 OTHER INTERESTS. Except for interests in ZT Subsidiaries, neither ZT nor any ZT Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, joint venture, business, trust or other entity except money market securities.

         3.6 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

         (a) The execution and delivery of this Agreement by ZT do not, and the consummation by ZT of the transactions contemplated hereby will not,

                  (1) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of (i) ZT or
(ii) any ZT Subsidiary,

                  (2) subject to making the filings and obtaining the approvals identified in Section 3.6(b) of this Agreement, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to ZT or any ZT Subsidiary or by which any property or asset of ZT or any ZT Subsidiary is bound or affected, or

                  (3) subject to making the filings and obtaining the approvals identified in Section 3.6(b) of this Agreement, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of purchase or sale, or any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of ZT or any ZT Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation (each, a "Contract") to which ZT or any ZT Subsidiary is a party or by which ZT or any ZT Subsidiary or any property or asset of ZT or any ZT Subsidiary is bound or affected;

except, in the case of clauses (2) and (3), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent ZT from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a ZT Material Adverse Effect.

         (b) The execution and delivery of this Agreement by ZT do not, and the consummation by ZT of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a "Governmental Entity") or any other third-party, except

                  (1) for:

                  (i) applicable requirements, if any, of the Exchange Act, the Securities Act of 1933 as amended (the "Securities Act"), state securities or "blue sky" laws ("Blue Sky Laws") and state takeover laws,

                  (ii) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"),

                  (iii) filing of the Certificate of Merger as required by the NYBCL,

                  (iv) applicable requirements, if any, of the Internal Revenue Code of 1986, as amended (the "Code") and state, local and foreign tax laws,

                  (v) banks which hold commercial loans to be paid off pursuant to Section 5.16 hereof; and

                  (2) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent ZT from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a ZT Material Adverse Effect.

         3.7 COMPLIANCE.  ZT and each ZT Subsidiary are in compliance with

         (a) all laws, rules, regulations, orders, judgments and decrees applicable to ZT or any ZT Subsidiary or by which any property or asset of ZT or any ZT Subsidiary is bound or affected, or

         (b) all Contracts to which ZT or any ZT Subsidiary is a party or by which ZT or any ZT Subsidiary or any property or asset of ZT or any ZT Subsidiary is bound or affected, except in both (a) and (b) where failure to comply would not, individually or in the aggregate, have a ZT Material Adverse Effect. ZT and the ZT Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, except where the failure to obtain any such item or to take any such action would not have, individually or in the aggregate, a ZT Material Adverse Effect.

         3.8 SEC DOCUMENTS.

         (a) ZT has delivered copies to IR of: (i) ZT's annual reports on Form 10-KSB for its fiscal years ended June 30, 1999, 1998, 1997, and 1996, (ii) ZT's quarterly reports on Form 10-Q for its fiscal quarter ended September 30, 1999,
(iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the shareholders of ZT held since January 11, 1999, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since January 11, 1999 (the documents referred to in this Section 3.8(a), collectively, the "ZT Reports").

         (b) As of the filing date, each ZT Report complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be.

         (c) As of its filing date (or, if amended or superceded by a filing prior to the date hereof, on the date of such later filing), each ZT Report filed pursuant to the Exchange Act did not, and each such ZT Report filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         (d) Each ZT Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         3.9 FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES. The audited consolidated financial statements and unaudited consolidated interim financial statements of ZT included in the ZT Reports fairly present, in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated balance sheets of ZT and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments and footnotes in the case of any unaudited interim financial statements). Except as and to the extent reflected or reserved against in such consolidated balance sheets (including the notes thereto), ZT does not have any liabilities or obligations (absolute or contingent) of a nature required to be or customarily reflected in a consolidated balance sheet (or the notes thereto) prepared in accordance with GAAP consistently applied. The consolidated statements of operations present fairly in all material respects the results of operations of ZT for the periods indicated.

          3.10 ABSENCE OF CERTAIN CHANGES. Except as specifically contemplated by this Agreement, since September 30, 1999 there has not been
(a) any ZT Material Adverse Effect or any circumstance or event that could reasonably be expected to have a ZT Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock; (c) any material change in its accounting principles, practices or methods; or (d) any damage or destruction to, or loss of, any physical property, whether or not covered by insurance, that had or could have a ZT Material Adverse Effect. Since September 30, 1999, neither ZT nor any ZT Subsidiary has taken any other action that it would be prohibited from taking after the date hereof pursuant to Section 5.2.

          3.11 MATERIAL CONTRACTS. The ZT Disclosure Letter sets forth a complete and accurate list of any of the following to which ZT or any ZT Subsidiary is a party or by which ZT or any ZT Subsidiary is bound (each, a "ZT Material Contract"):

          (a) all written management, compensation, employment or other contracts entered into with any executive officer or director of ZT or any ZT Subsidiary;

          (b) all contracts or agreements under which ZT or any ZT
Subsidiary has any outstanding indebtedness, obligation or liability for borrowed money or the deferred purchase price of property or has the right or obligation to incur any such indebtedness, obligation or liability;

          (c) all bonds or agreements of guarantee or indemnification in which ZT or any ZT Subsidiary acts as surety, guarantor or indemnitor with respect to any obligation (fixed or contingent), other than any such bonds or agreements entered into in connection with an asset or stock acquisition or disposition made by ZT or any ZT Subsidiary and other than any such guarantees of the obligations of ZT or any ZT Subsidiary;

          (d) all noncompete agreements to which ZT, any ZT
Subsidiary or any affiliate thereof is a party;

          (e) all partnership and joint venture agreements;

          (f) each other contract or agreement listed as an exhibit to ZT's most recent Form 10-K and 10-Q; and

          (g) all agreements relating to material business acquisitions or dispositions during the last three years, including any separate tax or indemnification agreements.

     Except as set forth in the ZT Disclosure Letter, (i) neither ZT nor any ZT Subsidiary is in default under the terms of any ZT Material Contract, which default permits the other party to adversely alter or terminate any rights of ZT or any ZT Subsidiary or accelerate the obligations of ZT or any ZT Subsidiary under such ZT Material Contract or to collect damages, (ii) to the Knowledge (as defined in Section 8.14) of ZT, no other party thereto is in default in any material respect under the terms of any ZT Material Contract, (iii) each ZT Material Contract is valid, binding and in full force and effect in all material respects, and (iv) all contracts or agreements under which ZT or any ZT Subsidiary has any outstanding indebtedness, obligation or liability for borrowed money may be prepaid in full without any prepayment penalties.

          3.12 LITIGATION. There is no action, suit or proceeding pending against ZT or any ZT Subsidiary or, to the Knowledge of ZT, threatened against ZT or any ZT Subsidiary, at law or in equity, or before or by any federal or state court, commission, board, bureau, agency or instrumentality, that (i) if resolved adversely to it would have a ZT Material Adverse Effect or (ii) could reasonably be expected to impair its ability to consummate the Merger. ZT is not aware of any judicial or administrative decision affecting it or any ZT Subsidiary that could reasonably be expected to impair its ability to consummate the Merger.

          3.13  TAXES.

          (a) ZT and each ZT Subsidiary have timely filed all material tax returns and reports required to be filed by it, or requests for extensions to file such returns or reports have been timely filed and granted and have not expired, and all tax returns and reports are complete and accurate in all material respects. ZT and each ZT Subsidiary have paid (or ZT has paid on its behalf) all taxes required to be paid by it as shown on such returns. The most recent financial statements contained in the ZT Reports reflect an adequate reserve for all unpaid taxes (whether or not disputed and whether or not due) of ZT and ZT Subsidiaries with respect to all taxable periods and portions thereof ending on or before the date of such financial statements and no liabilities for taxes have been incurred by ZT or any ZT Subsidiary subsequent to such date other than resulting from liquidation of its debt and investment portfolio and other than in the ordinary course of its business. No deficiencies for any material amount of taxes have been proposed, asserted or assessed against ZT or any ZT Subsidiary, nor, as of the date of this Agreement, is any audit, examination or similar proceeding pending or proposed with respect to taxes of ZT or any ZT Subsidiary. No requests for waivers of the time to assess any taxes against ZT or any ZT Subsidiary have been granted or are pending, except for requests with respect to such taxes that have been adequately reserved for in the most recent financial statements contained in ZT Reports.

          (b) Neither ZT nor any ZT Subsidiary has entered into any compensatory agreement, plan or arrangement covering any person as to which payment or vesting thereunder (including any payment or vesting as a result of the Merger) could result in a nondeductible expense to ZT or any ZT Subsidiary by reason of Section 280(G) of the Code.

          (c) Except as described in the ZT Disclosure Letter, neither ZT nor any ZT Subsidiary is liable for the taxes of any person (other than another current member of the ZT consolidated group), including, without limitation, as a result of the application of Treasury Regulations Section 1.1502-6, any analogous provision of state, local or foreign law, or as a result of any contractual arrangement with any third party or with any taxing authority.

          (d) All taxes which ZT and each ZT Subsidiary has been required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and added on the books of ZT except for a failure to pay taxes where such failure would not have a ZT Material Adverse Effect. ZT and each ZT Subsidiary has complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, independent contractors, creditor, stockholder or other third party.

          (e) As used in this Agreement, "taxes" shall include all Federal, state, local and foreign income, franchise, property, sales, use, excise and other taxes, including obligations for withholding taxes from payments due or made to any other person and any interest, penalties or additions to tax.

          3.14  EMPLOYEE BENEFIT PLANS.

          (a)   EMPLOYEE BENEFIT PLANS, COLLECTIVE BARGAINING AND
EMPLOYEE AGREEMENTS, AND SIMILAR ARRANGEMENTS.

                (1) The ZT Disclosure Letter lists all employee benefit plans and collective bargaining, employment or severance agreements or other similar arrangements to which or by which ZT or any ZT Subsidiary is bound, legally or otherwise, or under which there is any continuing obligation of ZT or any ZT Subsidiary (the "Plans"), including, without limitation, (a) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, (b) any plan, agreement or arrangement providing for "fringe benefits" or perquisites to employees, officers, directors or agents, including but not limited to benefits relating to ZT automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance, or (c) any other "employee benefit plan" within the meaning of Section 3(3) or the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). An example of each form of award agreement executed pursuant to any Plan has been delivered previously to IR.

                (2) ZT has delivered to IR true and complete copies of all documents and summary plan descriptions with respect to the Plans or summary descriptions of any Plans not otherwise in writing.

                (3) There are no negotiations, demands or proposals that are pending or have been made which concern matters now covered, or that would be covered, by plans, agreements or arrangements of the type described in this section.

                (4) Except where failure to so comply or perform will not result in a ZT Material Adverse Effect, ZT and each ZT Subsidiary are in full compliance with the applicable provisions of ERISA (as amended through the date of this Agreement), the regulations and published authorities thereunder, and all other laws applicable with respect to the Plans. ZT and each ZT Subsidiary have performed all of their obligations under the Plans. To the best Knowledge of ZT as of the date of this Agreement, there are no Actions (other than routine claims for benefits) pending or threatened against the Plans or their assets, or arising out of the Plans and all of the Plans have been operated in compliance with their terms. To the best Knowledge of ZT, as of the date of this Agreement, no facts exist which could give rise to any such Actions.

                (5) Except as specified in the ZT Disclosure
Letter, each of the Plans can be terminated by ZT or any ZT Subsidiary, as applicable, within a period of 30 days following the Effective Time, without payment of any additional compensation or amount or the additional vesting or acceleration of any benefits.

                (6) All obligations of ZT and each ZT Subsidiary under each of the Plans (x) that are due prior to the Effective Time have been paid or will be paid prior to that date, and (y) that have accrued prior to the Effective Time have been or will be paid or properly accrued at that time.

                (7) Except where failure to do so would not have a ZT Material Adverse Effect, ZT and each ZT Subsidiary have classified all individuals who perform services for ZT or any ZT Subsidiary correctly under the Plans, ERISA and the Code as common law employees, independent contractors or leased employees.

          (b) RETIREMENT PLANS.

                (1) The ZT Disclosure Letter lists all "employee pension benefit plans" (within the meaning of Section 3(2) of ERISA) which are also stock bonus, pension or profit sharing plans within the meaning of Section 401(a) of the Code (the "Retirement Plans").

                (2) Each Retirement Plan has been duly authorized by the appropriate board of directors of ZT and/or ZT Subsidiary whichever is appropriate. Each Retirement Plan is qualified in form and operation under
Section 401(a) of the Code and each trust under each Retirement Plan is exempt from tax under Section 501(a) of the Code. No event has occurred that will or could give rise to disqualification or loss of tax-exempt status of any Retirement Plan or trust thereunder under such sections. No event has occurred that will or could subject any Retirement Plan to tax under Section 511 of the Code. No prohibited transaction (within the meaning of Section 4975 of the Code) or party-in-interest transaction (within the meaning of
Section 406 of ERISA) has occurred with respect to any Retirement Plan.

                (3) ZT has delivered to IR for each Retirement Plan copies of the following documents: (i) the Form 5500 filed in each of the most recent three plan years, including but not limited to all schedules thereto and financial statements with attached opinions of independent accountants, (ii) the most recent determination letter from the Internal Revenue Service, (iii) the consolidated statement of assets and liabilities as of the most recent valuation date, and (iv) the statement of changes in fund balance and in financial position or the statement of changes in net assets available for benefits for the most recently ended plan year. The financial statements so delivered fairly present the financial condition and the results of operations of each Retirement Plan as of such dates in accordance with GAAP.

           (c) TITLE IV PLANS. No Plan is a "single employer plan" within the meaning of Section 4001(a)(15) of ERISA or a "multiemployer plan" within the meaning of Section 3(37) of ERISA. Neither ZT, any ZT Subsidiary nor any ERISA Affiliate has ever maintained or had an obligation to contribute to a "single employer plan" within the meaning of Section 4001(a)(15) of ERISA or a "multiemployer plan" within the meaning of Section 3(37) of ERISA. "ERISA Affiliate" means any trade or business (whether or not incorporated) that is or was a member of a group of which ZT or any ZT Subsidiary is or was a member and which is or was under common control with ZT or any ZT Subsidiary within the meaning of
Section 414 (b) or (c) of the Code.

           (d) HEALTH PLANS. All group health plans of ZT, each ZT Subsidiary and any ERISA Affiliate have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code. Except as required under Section 4980B of the Code, neither ZT, any ZT Subsidiary nor any ERISA Affiliate has any obligation to provide health benefits to any employee following termination of employment.

           (e) FINES AND PENALTIES. There has been no act or omission by ZT, any ZT Subsidiary or any ERISA Affiliate that has given rise to or may give rise to fines, penalties, taxes, or related charges under Section 502(c) or
(i) or Section 4071 of ERISA or Chapter 43 of the Code, which fines, penalties, taxes or related charges, individually or in the aggregate, could have a ZT Material Adverse Effect.

          3.15 LABOR AND EMPLOYMENT MATTERS. There are no labor or collective bargaining agreements which pertain to ZT or any ZT Subsidiary. To the Knowledge of ZT, there is no union organizing effort pending or threatened against ZT or any ZT Subsidiary. There is no labor strike, labor dispute, work slowdown, stoppage or lockout actually pending, or to the Knowledge of ZT, threatened against or affecting ZT or any ZT Subsidiary, except as would not, individually or in the aggregate, have a ZT Material Adverse Effect. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of ZT, threatened against ZT or any ZT Subsidiary relating to their business, except for any such proceeding, which would not have a ZT Material Adverse Effect. Except as set forth in the ZT Disclosure Letter, none of ZT or any ZT Subsidiary is a party to any employment, consulting, non-competition, severance, or indemnification agreement still in effect with any current or former executive officer or director of ZT or any ZT Subsidiary. True and correct copies of such agreements have been furnished to IR prior to the date hereof.

          3.16 NO BROKERS. ZT has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of ZT or IR to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that ZT has retained Fleet Bank as its financial advisor, the terms of which have been disclosed in writing to IR before the date of this Agreement. Other than as set forth in this Agreement, ZT is not aware of any claim against it for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

          3.17 YEAR 2000 COMPLIANCE. To the Knowledge of ZT, after reasonable investigation of such officers of ZT and the ZT Subsidiaries who are competent in such matters, ZT reasonably believes that the software products, computer systems, building systems and electronic equipment with embedded systems (the "Systems") controlled by the operations of ZT and the ZT Subsidiaries are capable of providing or are being adapted or replaced to provide uninterrupted functionality before, on or after January 1, 2000 in substantially the same manner and with the same functionality as such Systems perform as of the date hereof ("Year 2000 Compliant"), except for the failure to have such capability which would not, individually or in the aggregate, be reasonably likely to have a ZT Material Adverse Effect. ZT has made inquiry regarding Year 2000 compliance to each of its and the ZT Subsidiaries' material suppliers, material customers, landlords and vendors and established a team to attempt to ensure Year 2000 Compliance at ZT and each ZT Subsidiary on or before December 31, 1999.

          3.18 INSURANCE. ZT and the ZT Subsidiaries are, and at all times during the past three years have been, insured against all risks normally insured against by reasonably prudent managers of companies engaged in the same or a similar lines of business (covering the assets, business, properties, operations, and employees of ZT and the ZT Subsidiaries), and all of the insurance policies and bonds maintained by ZT and the ZT Subsidiaries are in full force and effect. The ZT Disclosure Letter lists all insurance policies and bonds maintained by ZT and the ZT Subsidiaries. Neither ZT nor any ZT Subsidiary is in default under any such policy or bond. ZT and the ZT Subsidiaries have timely filed claims with their respective insurers with respect to all material matters and occurrences for which they believe they have coverage. All insurance policies maintained by ZT and the ZT Subsidiaries will remain in full force and effect and may reasonably be expected to be renewed on comparable terms following consummation of the transactions contemplated by this Agreement (subject to such entities' continuing compliance with the applicable terms thereof and any right of insurers to terminate without cause), and ZT has received no notice or other indication from any insurer or agent of any intent to cancel or not to renew any of such insurance policies. ZT and the ZT Subsidiaries have complied with and implemented all outstanding (i) requirements of any insurance company that has issued a policy with respect to any of the material properties and assets of ZT or any Subsidiary and (ii) the requirements of any Governmental Entity with respect to any such insurance policy.

          3.19 PROPERTIES. ZT and each ZT Subsidiary have good and marketable title, free and clear of all liens, claims, encumbrances and restrictions (except liens, claims, encumbrances or restrictions arising under any existing bank agreements as described in the ZT Reports and liens for taxes not yet due and payable and statutory liens), to all property and assets described in the ZT Reports as being owned by it, except such as would not have a ZT Material Adverse Effect. All leases to which ZT or any ZT Subsidiary is a party are valid and binding and no default has occurred or is continuing thereunder, which might result in a ZT Material Adverse Effect. ZT and the ZT Subsidiaries enjoy peaceful and undisturbed possession under all such leases to which any of them is a party as lessee with such exceptions as do not materially interfere with the use made by ZT or any ZT Subsidiary. There are no material liens on any of the assets of ZT or any ZT Subsidiary that arose in connection with any failure (or alleged failure) to pay any Taxes. The plants and equipment of each of ZT and each ZT Subsidiary that are necessary to the operation of its business are in good operating condition and repair.

          3.20 ENVIRONMENTAL LAWS.

          (a)  Except as set forth on the ZT Disclosure Letter:

               (1) neither ZT nor any present or former ZT Subsidiary has received any written notice, claim, request for information or demand from any governmental agency or third party alleging that ZT, any present or former ZT Subsidiary or any ZT Real Properties is in material violation of, is subject to any administrative or judicial proceeding pursuant to, or has any material liability under, any Environmental Law;

               (2) with respect to ZT Real Properties which are currently owned, leased or operated by ZT or any present or former ZT Subsidiary, to the Knowledge of ZT, there has not occurred, nor is there presently occurring, any Release or Releases of any Hazardous Materials at, on, into, beneath or migrating from such ZT Real Properties which, in the aggregate, would reasonably be expected to result in a material liability to ZT;

               (3) with respect to ZT Real Properties which were previously owned, leased or operated by ZT or any present or former ZT Subsidiary, there did not occur any Release or Releases of any Hazardous Materials, at, on, into, beneath or migrating from such ZT Real Properties during or, to the knowledge of ZT, prior to the period of ownership, lease or operation by ZT or any ZT Subsidiary which, in the aggregate, would reasonably be expected to result in a material liability to ZT;

               (4) neither ZT nor any present or former ZT Subsidiary has Released, or allowed or arranged for any third parties to Release, any Hazardous Materials at any other site in violation of or which would reasonably be expected to lead to liability under, any Environmental Law which, in the aggregate, would reasonably be expected to result in a material liability with respect to ZT;

               (5) to the Knowledge of ZT, neither ZT nor any present or former ZT Subsidiary is a potentially responsible party with respect to a federal, state, local or foreign environmental cleanup site or sites or with respect to investigation or corrective actions under any Environmental Law with respect to matters which, in the aggregate, would reasonably be expected to result in a material liability to ZT;

               (6) each of ZT and ZT's Subsidiaries is currently in compliance with all Environmental Laws, and to the extent of any prior noncompliance by any of ZT or any present or former ZT Subsidiary with Environmental Laws, such noncompliance has been fully resolved, except where any failure to comply or failure to resolve noncompliance would not reasonably be expected to result in a material liability to ZT; and

               (7) during the period of ownership, lease or operation by ZT or any present or former ZT Subsidiary of any ZT Real Properties, ZT or such Subsidiary operated the ZT Real Properties in compliance with all Environmental Laws, except where any failure to comply would not reasonably be expected to result in a material liability to ZT.

               (8) There are no costs or liabilities associated with any capital or operating expenditures of ZT or any present or former ZT Subsidiary required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license, consent, exemption, franchise, authorization or other approval, any related constraints on operating activities or any potential liabilities to third parties under Environmental Laws which would, singly or in the aggregate, have, or could reasonably be expected to have, a ZT Material Adverse Effect.

          (b)  For purposes of this Section,.

               (1) "ZT Real Properties" shall mean all real property now or previously owned, operated or leased by ZT or any present or former ZT Subsidiary.

               (2) "Hazardous Materials" shall mean asbestos, petroleum products and all other materials on the date hereof defined as "hazardous substances", "hazardous wastes", "toxic substances", "solid wastes" or otherwise on or prior to the date hereof listed or regulated pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. (S)9601 et seq. ("CERCLA"); the Resource Conservation and Recovery Act, 42 U.S.C. (S)(S)6901 et seq. ("RCRA") and any amendments thereto; the Hazardous Materials Transportation Act, 49 U.S.C.
(S)(S)1801 et seq. ("HMTA"); the Clean Water Act, the Safe Drinking Water Act; the Atomic Energy Act; the Federal Insecticide, Fungicide, and Rodenticide Act, the Clean Air Act; or any other similar foreign, federal, state or local statute, regulation or ordinance or any other law or common law theory of any foreign, state or federal court, as now in effect, relating to, or imposing liability or standards of conduct concerning any hazardous or toxic waste, substance or material.

               (3) "Environmental Laws" shall mean any and all foreign, federal, state and local laws (including, without limitation, common law), statutes, ordinances, rules, regulations, permits, licenses or other governmental requirements relating to health, pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), the release or threatened release, discharge, emission, of any Hazardous Materials or materials containing Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or the pollution of the environment, including, without limitation, CERCLA, RCRA and HMTA.

               (4) "Release" shall mean releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, escaping, leaching, disposing or dumping.

          3.21 RELATED PARTY TRANSACTIONS. No director or officer of ZT or any ZT Subsidiary and no person related to any of them by consanguinity or marriage has any direct or indirect interest in (i) any equipment or other property, real or personal, tangible or intangible, including, but without limitation, any item of intellectual property, used in connection with or pertaining to ZT's or any ZT Subsidiary's business, or (ii) any creditor, supplier, customer, manufacturer, agent, representative, or distributor of products of ZT or any ZT Subsidiary; PROVIDED, HOWEVER, that (A) no such director or officer or other person shall be deemed to have such an interest solely by virtue of the ownership of less than 3% of the outstanding voting stock or debt securities of any publicly-held company, the stock or debt securities of which are traded on a recognized stock exchange or quoted on the National Association of Securities Dealers Automated Quotation System, and (B) no such director or officer or other person shall be deemed to have such an interest solely by virtue of the ownership by a partnership in which he is a partner of less than 10% of the outstanding voting stock or debt securities of any privately held company.

          3.22 BANK ACCOUNTS. The ZT Disclosure Letter lists each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which ZT or any ZT Subsidiary has an account or safe deposit box and the names and identification of all persons authorized to draw thereon or to have access thereto.

          3.23 INTELLECTUAL PROPERTY. The ZT Disclosure Letter contains a true and correct list of all the patents, patent applications, trademarks, service marks, trade names, domain names, and registered copyrights owned or exclusively licensed by ZT or any ZT Subsidiary. ZT and each ZT Subsidiary own, or possess adequate and enforceable licenses or other rights to use, all patents, trade secrets, inventions, processes, technology, software, trademarks, service marks, trade names, domain names, and content (collectively, "the ZT Intellectual Property") used in the business of ZT or any ZT Subsidiary as currently conducted, and such ownership, licenses or rights will not be affected by the consummation of the Merger. Neither ZT nor any ZT Subsidiary has received any written or oral claim or notice from any person or entity that its rights in, to and under the ZT Intellectual Property conflict with or infringe on the rights of any other person. To the Knowledge of ZT, (i) its rights in, to and under the ZT Intellectual Property do not conflict with or infringe on the rights of any other person, (ii) no legal action or proceeding has been initiated, asserted or is pending, nor has any legal action or proceeding been threatened, against ZT or any ZT Subsidiary either based upon or challenging or seeking to deny or restrict its use of any of the ZT Intellectual Property, (iii) the ZT Intellectual Property is valid and enforceable, and (iv) no other person is using the ZT Intellectual Property in a manner that conflict or infringes on the rights of ZT, nor has it made any written or oral claim or notice too such effect.

          3.24 MINUTE BOOKS. The minute books of ZT and the ZT Subsidiaries have been made available to IR and its representatives, accurately reflect all actions and proceedings taken to date by the respective shareholders, boards of directors and committees of ZT and the ZT Subsidiaries, and such minute books contain true and complete copies of the charter documents of ZT and the ZT Subsidiaries and all related amendments. The stock record books of ZT and each ZT Subsidiary reflect accurately all transactions in their respective capital stock of all classes.

          3.25 ACCOUNTING RECORDS; INTERNAL CONTROLS. ZT and the ZT Subsidiaries have records that accurately and validly reflect their respective transactions, and accounting controls sufficient to insure that such transactions are (i) executed in accordance with management's general or specific authorization and (ii) recorded in conformity with GAAP so as to maintain accountability for assets.

          3.26 PAST PRODUCT LIABILITY AND RETURNS. There is not presently pending nor has there within the last five years been an action, suit or proceeding initiated against ZT or any ZT Subsidiary, at law or in equity, or before or by any federal or state court, commission, board, bureau, agency or instrumentality in connection with any product defect of any product manufactured or sold by ZT or any ZT Subsidiary. Within the last five years, the aggregate number of units returned to ZT and any ZT Subsidiary has never and do not currently exceed, in any class of products sold by ZT or any ZT Subsidiary, 1% of the total number of units sold in such class.

          3.27 FULL DISCLOSURE.

          (a) Each document required to be filed by ZT with the SEC or required to be distributed or otherwise disseminated to the ZT's shareholders in connection with the Transactions (the "ZT Filings"), including, without limitation, the Schedule 14D-9 to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act.

          (b) No information with respect to ZT or any ZT Subsidiaries that ZT or any ZT Subsidiary furnishes to IR in writing specifically for use in the Offer Documents at the time of the filing thereof, at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer, and no statements by ZT and any ZT Subsidiary contained in this Agreement and the Schedules attached hereto and any written statement or certificate furnished or to be furnished to IR pursuant hereto or in connection with the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF IR AND MERGER SUB

          IR and Merger Sub each represents and warrants to ZT as of the date of this Agreement as follows:

          4.1 EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY. Each of IR and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on the business, prospects, results of operations or financial condition of IR and the IR Subsidiaries taken as a whole (an "IR Material Adverse Effect"), and has all requisite corporate power and authority to carry on its business as it is now being conducted.

          4.2 AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. Each of IR and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby, and the consummation by IR and Merger Sub of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of IR and Merger Sub, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

          4.3 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

          (a) The execution and delivery of this Agreement by IR and Merger Sub do not, and the consummation by IR and Merger Sub of the transactions contemplated hereby will not,

              (1) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of (i) IR or (ii) Merger Sub,

              (2) subject to making the filings and obtaining the approvals identified in Section 4.3(b) of this Agreement, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to IR or any Merger Sub or by which any property or asset of IR or any Merger Sub is bound or affected, or

              (3) subject to making the filings and obtaining the approvals identified in Section 4.3(b) of this Agreement, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of purchase or sale, or any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of IR or any Merger Sub pursuant to, any Contract to which IR or any Merger Sub is a party or by which IR or any Merger Sub or any property or asset of IR or any Merger Sub is bound or affected, except, in the case of clauses (1)(ii), (2) and (3), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent IR from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have an IR Material Adverse Effect.

          (b) The execution and delivery of this Agreement by IR and Merger Sub does not, and the consummation of the transactions contemplated hereby by IR and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other third-party, except

              (1) for

              (i) applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws,

              (ii) the pre-merger notification requirements of the HSR Act, and

              (iii) filing of the Certificate of Merger as required by NYBCL, and

              (2) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent IR or Merger Sub from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have an IR Material Adverse Effect.

          4.4 NO BROKERS. IR has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of ZT or IR to pay any finder's fee, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby except that IR has retained Hankin & Co. as its financial advisor, the terms of which have been disclosed in writing to ZT before the date of this Agreement. Other than the foregoing arrangements, IR is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

          4.5 FULL DISCLOSURE.

          (a) The information with respect to IR and any IR Subsidiaries that IR furnishes to ZT in writing specifically for use in any ZT Filing will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading at the time of the filing of such ZT Filing or any supplement or amendment thereto and at the time of any distribution or dissemination thereof.

          (b) The Offer Documents, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and, at the time of the filing thereof, at the time of any distribution or dissemination thereof and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, provided that this representation and warranty will not apply to statements or omissions included in the Offer Documents based upon information furnished to IR or Merger Sub in writing by ZT specifically for use therein.

          4.6 FINANCING. IR has available, and will make available to Merger Sub, the funds necessary to consummate the Offer and the Merger and the transactions contemplated hereby on a timely basis.

                                    ARTICLE V

                                    COVENANTS

          5.1 ALTERNATIVE PROPOSALS.

          (a) ZT agrees not to, and will not permit any ZT Subsidiary or any respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any ZT Subsidiary, collectively its "Representatives") to solicit, initiate, encourage, discuss or negotiate with any Person (as defined in Section 8.14) with respect to a merger, acquisition, consolidation or similar transaction involving, or relating to the purchase of (1) any assets of ZT or of any ZT Subsidiary, other than in the ordinary course of business, (2) shares of ZT capital stock, or (3) the capital stock of any ZT Subsidiary, (any such proposal or offer being referred to in this Agreement as an "Alternative Proposal") and that neither it nor any ZT Subsidiary will, nor will it nor any ZT Subsidiary permit its respective Representatives to, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal (excluding the Merger), or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal.

          (b) Subject to nondisclosure obligations, if any, set forth in existing confidentiality agreements, ZT agrees that it will notify IR immediately if any inquiries or proposals relating to an Alternative Proposal are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it or any ZT Subsidiary.

          5.2 INTERIM OPERATIONS. Except as provided in the ZT Disclosure Letter, ZT covenants and agrees that after the date hereof and prior to the Effective Time (unless IR shall have agreed in writing):

              (a) ORDINARY COURSE. ZT will, and will cause each ZT Subsidiary to, operate its business only in the ordinary course of business consistent with past practices and use its commercially reasonable efforts to (i) preserve its existing business organization, insurance coverage, material rights, material licenses or permits, advantageous business relationships, material agreements and credit facilities; and (ii) retain its key officers and employees. ZT will not and will not permit any ZT Subsidiaries to: (A) enter into any material transaction or commitment, or sell, lease, or dispose of or acquire any material properties or assets, except purchases and sales of inventory in the ordinary course of business consistent with past practices; (B) implement any new employee benefit plan, or employment, compensatory or severance agreement; (C) amend any existing employee benefit plan or employment agreement except as required by Law or by this Agreement;
(D) enter into, amend or terminate any Material Contract except as required by Law or by this Agreement; (E) take any action that would jeopardize the continuance of its material supplier or customer relationships; (F) make any material change in the nature of their businesses and operations; (G) enter into any transaction or agreement with any officer, director or affiliate of ZT or any ZT Subsidiary or make any loan or advance to any employee of ZT or any ZT Subsidiary; (H) incur or agree to incur any obligation or liability (absolute or contingent) that individually calls for payment by ZT or any ZT Subsidiary of more than $25,000 in any specific case or $100,000 in the aggregate, excluding purchases of inventory in the ordinary course of business; (I) make any change to its accounting (including tax accounting) methods, principles or practices, except as may be required by United States GAAP and except, in the case of tax accounting methods, principles or practices, in the ordinary course of business of ZT or any ZT Subsidiary consistent with past practice or any change in its tax elections that would materially increase its tax liabilities; (J) authorize or make capital expenditures in excess of $25,000; (K) mortgage or otherwise encumber or subject to any lien any properties or assets except pursuant to existing agreements; (L) grant, confer or award any bonuses or other forms of cash incentives to any officer, director or employee except consistent with past practice; (M) enter into any new bank credit agreement or line of credit or amend in any material respect its existing bank credit agreement or lines of credit; (N) grant any severance or termination pay to, or enter into any new employment or severance agreement with any present or future officer, employee or director, other than consistent with past practices; (O) take any action that would make any representation or warranty of ZT hereunder to be inaccurate in any material (except where such representation or warranty is already qualified as to materiality) respect or omit to take any action necessary to prevent such representation or warranty from being inaccurate in any material (except where such representation or warranty is already qualified as to materiality) respect; (P) acquire any capital stock of any Person; or (Q) authorize, or commit or agree to take, any of the foregoing actions.

          (b) CHARTER DOCUMENTS. Neither ZT nor any ZT Subsidiary will amend its certificate of incorporation or bylaws or other charter documents.

          (c) DIVIDENDS. ZT will not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests, or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock, or make any commitment for any such action.

          (d) CAPITALIZATION. Neither ZT nor any ZT Subsidiary will issue any shares of its capital stock, effect any stock split or reclassification or otherwise change (or agree to do so) its equity securities, options, warrants, or convertible instruments as it existed on the date of this Agreement, except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date of this Agreement and disclosed pursuant to this Agreement. Neither ZT nor any ZT Subsidiary will grant, confer or award any option, warrant, conversion right or other right not existing on the date of this Agreement to acquire any shares of its capital stock or membership interests.

          5.3 INTENTIONALLY LEFT BLANK.

          5.4 FILINGS, OTHER ACTION. Subject to the terms and conditions herein provided, ZT and IR shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (b) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and
(ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement.

          5.5 THIRD-PARTY CONSENTS. Each party must, and must cause its Subsidiaries to, use all commercially reasonable efforts to obtain all consents required in connection with the transactions contemplated by this Agreement, and each party must promptly notify the other parties of any failure or prospective failure to obtain any such consents and, if requested by the other party, must provide such other party with copies of all material filings and correspondence in connection with, and evidence of, all consents applied for or obtained.

          5.6 INSPECTION OF RECORDS; ACCESS AND INFORMATION. From the date of this Agreement to the Effective Time, ZT will

          (a) allow all IR Representatives reasonable access at all reasonable times to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of ZT and the ZT Subsidiaries,

          (b) furnish to IR, IR's counsel, financial advisors, auditors and other Representatives such financial and operating data and other information as such persons may reasonably request, and

          (c) instruct the employees, counsel and financial advisors of ZT to cooperate with IR in IR's investigation of the business of ZT and the ZT Subsidiaries.

          5.7 PUBLICITY. The initial press release relating to this Agreement will be a joint press release and thereafter ZT and IR shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

          5.8 EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses except as expressly provided in this Agreement.

          5.9 INSURANCE; INDEMNITY.

          (a) From and after the Effective Time, IR will indemnify, defend and hold harmless to the fullest extent that ZT would have been permitted under applicable law each person who is now, or has been at any time before the date of this Agreement, an officer or director of ZT (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such occurring at or before the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an "Action"),

              (1) any Indemnified Party wishing to claim indemnification must promptly notify IR thereof,

              (2) IR must pay the reasonable fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to IR, in advance of the final disposition of any such Action to the full extent permitted by applicable law, upon receipt of any undertaking required by applicable law, and

              (3) IR will cooperate in the defense of any such matter; PROVIDED that IR will not be liable for any settlement effected without its written consent and PROVIDED, FURTHER, that IR shall not be obligated pursuant to this Section to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single Action except to the extent that in the opinion of counsel for the Indemnified Parties reasonably satisfactory to IR, two or more of such Indemnified Parties have conflicting interests in the outcome of such action.

          (b) IR must cause the Surviving Corporation of the Merger or its successor to keep in effect for seven years provisions in its certificate of incorporation and bylaws providing for indemnification of the Indemnified Parties that is substantially the same as is currently set forth in the ZT Certificate of Incorporation and bylaws, giving effect for any successor to the laws of the state of incorporation of such successor.

          (c) For seven years after the Effective Time, IR must cause to be maintained officers' and directors' liability insurance covering the Indemnified Parties who are currently covered, in their capacities as officers and directors, by ZT's existing officers' and directors' liability insurance policies on terms substantially no less advantageous to the Indemnified Parties than such existing insurance; PROVIDED that IR will not be required to pay an annual premium in excess of one and one-half times the current annual premium paid by ZT for its existing coverage (the "Cap") in order to maintain or procure such coverage; and PROVIDED, FURTHER, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, IR will only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

          (d) For two years after the Effective Time, IR must cause to be maintained either ZT's present insurance policy covering ZT's Retirement Savings Plan or a new policy with substantially similar terms, which may be an insurance policy that covers IR and its Subsidiaries.

          (e) The provisions of this Section will survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

          5.10 APPRECIATION RIGHTS. Prior to the closing of the Offer, all appreciation rights outstanding under the Omnirel, L.L.C. Appreciation Rights Plan shall be terminated.

          5.11 COOPERATION, NOTIFICATION.

          (a) ZT must confer on a regular and frequent basis with one or more IR Representatives to discuss, subject to applicable law, material operational matters and the general status of ZT's and the ZT Subsidiaries' ongoing operations,

          (b) ZT must promptly notify IR of any significant changes in its and the ZT Subsidiaries' business, properties, assets, condition (financial or other), results of operations or prospects,

          (c) ZT must promptly notify IR of any notice or other communication
(i) from any Person alleging that the consent of such person is or may be required in connection with the Transactions or (ii) from any governmental or regulatory agency or authority in connection with the Transactions,

          (d) ZT must promptly deliver to IR true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement,

          (e) Each party must promptly advise the other party of any material inaccuracy in any of its representations, warranties or nonperformance of any covenant in this Agreement or of any change or event which has had or, insofar as reasonably can be foreseen, is reasonably likely to result in, in the case of ZT, a ZT Material Adverse Effect or, in the case of IR, an IR Material Adverse Effect, and

          (f) Each party must promptly provide the other party with copies of all filings made by such party or any of its Subsidiaries with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

          5.12 FINANCIAL STATEMENTS. ZT will deliver to IR, as soon as reasonably practicable but in no event later than thirty days after the end of each fiscal month and forty-five days after the end of each fiscal quarter prior to the Effective Date, beginning with the periods included in the second fiscal quarter of 2000, its unaudited balance sheet as of such date and related unaudited statements of income and changes in shareholders' equity for the period then ended. Such financial statements will be prepared in accordance with GAAP consistently applied and will fairly reflect ZT's consolidated financial condition and the consolidated results of its operations for the periods then ended, subject, in the case of unaudited interim statements, to the absence of notes and to normal year-end adjustments. ZT will also deliver to IR the related consolidating statements for each such period.

          5.13 COMMERCIALLY REASONABLE EFFORTS. ZT and IR shall each use its commercially reasonable efforts to cause all conditions to Closing to be satisfied.

          5.14 ANTI-TAKEOVER STATUTES. If any anti-takeover or similar statute is applicable to the transactions contemplated hereby, ZT represents that it has and will grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of such takeover statute on the transactions contemplated hereby.

          5.15 MERGER WITHOUT MEETING OF SHAREHOLDERS. If IR, Merger Sub or any other Subsidiary of IR shall acquire at least 90% of the outstanding shares of ZT Common Stock pursuant to the Offer or otherwise, the parties hereto agree, subject to satisfaction or (to the extent permitted hereunder) waiver of all conditions to the Merger, to take all necessary and appropriate action to cause the Merger to be effective as soon as practicable after the acceptance for payment and purchase of shares of ZT Common Stock pursuant to the Offer without a meeting of shareholders of ZT in accordance with the NYBCL.

          5.16 PAYMENT OF DEBT. Prior to or at the closing of the Offer, ZT shall have paid or caused to be paid all amounts owing to banks, brokers, and other financial institutions by either ZT or any ZT Subsidiary, other than amounts owed to Fleet Bank as contemplated by Section 3.16.

          5.17 GUARANTY AND INDEMNITY AGREEMENT. Prior to or at the closing of the Offer, the Unlimited Guaranty and Indemnity Agreement between Fleet Bank and ZT dated August 28, 1997 shall be terminated.

                                   ARTICLE VI

                                   CONDITIONS

         6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger will be subject to the fulfillment at or before the Closing Date of the following conditions:

              (a) This Agreement and the transactions contemplated hereby shall have been approved in the manner required by applicable law, by the certificate of incorporation of the corporation and by the applicable regulations of any stock exchange or other regulatory body, as the case may be, by the holders of the issued and outstanding shares of capital stock of ZT.

              (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

              (c) None of the parties shall be subject to any order or injunction of a court of competent jurisdiction, which prohibits the consummation of the transactions contemplated by this Agreement. If any such order or injunction shall have been issued, each party agrees to use its commercially reasonable best efforts to have any such injunction lifted.

              (d) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business, results of operations or financial condition of IR and ZT (and their respective Subsidiaries), taken as a whole, following the Effective Time.

         6.2 CONDITIONS TO OBLIGATION OF ZT TO EFFECT THE MERGER. The obligation of ZT to effect the Merger shall be subject to the fulfillment at or before the Closing Date of the following conditions:

              (a) IR shall have performed in all material respects its agreements contained in this Agreement required to be performed on or before the Closing Date, and the representations and warranties of IR and Merger Sub contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date as if made on the Closing Date, except (a) for changes specifically permitted by this Agreement and (b) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and ZT shall have received a certificate of the Chief Executive Officer, Chief Operating Officer, or an Executive Vice President of IR, dated the Closing Date, certifying to such effect.

              (b) Merger Sub shall have purchased shares of ZT Common Stock constituting at least two-thirds of the total issued and outstanding shares of ZT Common Stock on a fully-diluted basis pursuant to the terms and conditions of the Offer, unless the failure of

Merger Sub to so purchase such shares is a result of a material breach of any representation, warranty, or condition of ZT under this Agreement.

         6.3 CONDITIONS TO OBLIGATION OF IR TO EFFECT THE MERGER. The obligation of IR to effect the Merger shall be subject to the fulfillment at or before the Closing Date of the following conditions:

              (a) ZT shall have performed in all material respects its agreements contained in this Agreement required to be performed on or before the Closing Date, and the representations and warranties of ZT contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date, except (i) for changes specifically permitted by this Agreement, and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and IR shall have received a certificate of the President or a Senior Vice President of ZT, dated the Closing Date, certifying to such effect.

              (b) Intentionally Left Blank.

              (c) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of ZT and the ZT Subsidiaries, taken as a whole that would have or would be reasonably likely to have a ZT Material Adverse Effect.

              (d) After the Effective Time, no person shall have any right under any stock option plan (or any option granted thereunder) or other plan, program or arrangement to acquire any equity securities of ZT or of any ZT Subsidiary.

              (e) The ZT Shareholder Support Agreement shall have remained in full force and effect through the closing or termination of the Offer, whichever first occurs.

              (f) Intentionally Left Blank.

              (g) ZT shall have obtained the consent or approval of each person whose consent or approval shall be required under any Material Contract to which ZT or any ZT Subsidiaries is a party.

              (h) Merger Sub shall have purchased shares of ZT Common Stock pursuant to the terms and conditions of the Offer, unless the failure of Merger Sub to so purchase such shares is a result of a material breach of any representation, warranty, or condition of IR under this Agreement or the Offer.

                                  ARTICLE VII

                                   TERMINATION

         7.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time before the Effective Time, before or after the approval of this Agreement by the shareholders of ZT, by the mutual consent of IR and ZT.

         7.2 TERMINATION BY EITHER IR OR ZT. This Agreement may be terminated and the Merger may be abandoned by action of the board of directors of either IR or ZT, before or after the approval of this Agreement by the shareholders of ZT, if

              (a) the Merger shall not have been consummated by June 30, 2000; PROVIDED, in the case of a termination pursuant to this clause (a), that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger by June 30, 2000;

              (b) the approval of ZT's shareholders required by Section 6.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof;

              (c) Merger Sub shall not have accepted for payment any shares of ZT Common Stock pursuant to the Offer before the 41st business day following commencement of the Offer or Merger Sub shall have failed to commence the Offer within 30 days following the date of this Agreement, provided that the right to terminate this Agreement pursuant to this Section 7.2(c) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the acceptance for payment by Merger Sub of any shares of ZT Common Stock pursuant to the Offer by such time or of the Offer to be commenced by such time; or

              (d) there shall be any law or regulation that makes acceptance for payment of, and payment for, the shares of ZT Common Stock pursuant to the Offer or consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining Merger Sub from accepting for payment of, and paying for, the shares of ZT Common Stock pursuant to the Offer or ZT or IR from consummating the Merger and such judgment, injunction, order or decree shall have become final and nonappealable; PROVIDED that the party seeking to terminate this Agreement pursuant to this clause (d) shall have used all reasonable efforts to remove such injunction, order or decree.

         7.3 TERMINATION BY ZT. This Agreement may be terminated and the Merger may be abandoned at any time before the Effective Time, before or after the approval of this Agreement by the shareholders of ZT, by action of the board of directors of ZT

              (a) if there has been a breach by IR of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have an IR Material Adverse Effect or impair the ability of IR or Merger Sub to timely consummate the transactions contemplated by this Agreement; or

              (b) if IR has not commenced the offer within the time period described in Section 1.1(a), or if there has been a material breach of any other covenant or agreement set forth in this Agreement on the part of IR, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by ZT to IR.

         7.4 TERMINATION BY IR. This Agreement may be terminated and the Merger may be abandoned at any time before the Effective Time, before or after the approval of this Agreement by the shareholders of ZT referred to in
Section 6.1(a), by action of the board of directors of IR, if

              (a) there has been a breach by ZT of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a ZT Material Adverse Effect, or

              (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of ZT, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by IR to ZT.

         7.5 EFFECT OF TERMINATION AND ABANDONMENT. If this Agreement is terminated and the Merger is abandoned pursuant to this ARTICLE VII, all obligations of the parties will terminate, except the obligations of the parties pursuant to this Section 7.5 and Section 5.8 and except for the provisions of Sections 8.3, 8.4, 8.6, 8.9, 8.12, 8.13 and 8.15. Moreover, if this Agreement is terminated pursuant to Section 7.3 or 7.4, nothing in this Agreement shall prejudice the ability of the non-breaching party from seeking damages from any other party for any willful breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

         7.6 EXTENSION, WAIVER. At any time before the Effective Time, any party hereto, by action taken by its board of directors, may, to the extent legally allowed,

              (a) extend the time for the performance of any of the obligations or other acts of the other parties,

              (b) waive any inaccuracies in the representations and warranties made to such party contained in this Agreement or in any document delivered pursuant hereto and

              (c) waive compliance with any of the agreements or conditions for the benefit of such party contained in this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in writing signed on behalf of such party.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

         8.1 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger, PROVIDED that the agreements contained in ARTICLE I, Section 5.9 and this
ARTICLE VIII will survive the Merger and Section 7.5 will survive termination.

         8.2 NOTICES. Any notice required to be given hereunder will be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to IR:                                   If to ZT:

Attention:                                  Attention:
Telecopier No.:                             Telecopier No.:

With copies to:                             With copies to:

O'Melveny & Myers LLP                       Morrison Cohen Singer Weinstein, LLP
1999 Avenue of the Stars, Suite 700         750 Lexington Avenue
Los Angeles, CA 90067                       New York, New York 10022
Attention:  Kendall R. Bishop, Esq.         Attention: Henry A. Singer, Esq.
Telecopier No.:  (310) 246-6779             Telecopier No.:  (212) 735-8708


or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

         8.3 ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of
Section 5.9, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         8.4 ENTIRE AGREEMENT. This Agreement, the Exhibits, the ZT Disclosure Letter, and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings among the parties with respect thereto except the Confidentiality Agreement dated August 23, 1999 between Fleet National Bank and International Rectifier Corporation (the "Confidentiality Agreement") which shall continue in full force and effect, provided that if there is any conflict between the Confidentiality Agreement and this Agreement, this Agreement shall prevail. The Confidentiality Agreement shall survive termination of this Agreement. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

         8.5 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken by their respective boards of directors, at any time before or after approval of matters presented in connection with the Merger by the shareholders of ZT, but after any such shareholder approval, no amendment shall be made which by law requires the further approval of shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

         8.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its rules of conflict of laws.

         8.7 COUNTERPARTS. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies of this Agreement each signed by less than all, but together signed by all of the parties hereto.

         8.8 HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

         8.9 INTERPRETATION. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement

         8.10 WAIVERS. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder will not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

         8.11 INCORPORATION OF EXHIBITS. ZT Disclosure Letter and all Exhibits attached hereto and referred to in this Agreement are hereby incorporated in this Agreement and made a part of this Agreement for all purposes as if fully set forth in this Agreement.

         8.12 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         8.13 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement was not performed in accordance with its specific terms or as otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York court, this being in addition to any other remedy to which they are entitled at law or in equity. In any such action for specific performance, no party will be required to post a bond.

         8.14 DEFINITIONS OF SUBSIDIARY, PERSON AND KNOWLEDGE. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner. The word "Person" shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof. The word "Knowledge" of any Person means the actual knowledge of such Person's executive officers which in the case of ZT shall mean only Robert Schrader, Martin Fawer, John Catrambone, John Allwein, and Thomas Teebagy.

         8.15 WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

              IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                     INTERNATIONAL RECTIFIER CORPORATION

                                     By: /s/ Walter T. Lifsey
                                         --------------------------------
                                         Name:    Walter T. Lifsey

                                         Title:   Vice President Government and
                                                  Space Products

                                     ZING TECHNOLOGIES, INC.

                                     By: /s/ Robert E. Schrader
                                         --------------------------------
                                         Name:    Robert E. Schrader
                                         Title:   Chief Executive Officer

                                     IRC ACQUISITION CORPORATION

                                     By: /s/ L. Michael Russell
                                         --------------------------------
                                         Name:    L. Michael Russell
                                         Title:   Vice President

                                    EXHIBIT C

                                OFFER CONDITIONS

         Notwithstanding any other provision of the Offer, IR and Merger Sub shall not be required to accept for payment or pay for any shares of ZT Common Stock, and may terminate the Offer, if

         (i) the Minimum Condition has not been satisfied or waived (pursuant to Section 1.1(a) of the Agreement) by the scheduled expiration date, as extended,

         (ii) the applicable waiting period under the HSR Act shall not have expired or been terminated by the expiration date of the Offer, as extended,

         (iii) at any time on or after the date of the Agreement and prior to the Initial Expiration Date of the Offer (or extended expiration date of the Offer only if under the Agreement these conditions remain applicable), any of the following conditions exist:

                  (a) there shall be instituted and remain pending any action, investigation or proceeding by any government or governmental authority or agency, domestic or foreign, or by any other Person, before any court or governmental authority or agency, domestic or foreign,

                           (1)      challenging the acquisition by IR or Merger
Sub of any shares of ZT Common Stock under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Agreement or seeking to require ZT, IR or Merger Sub to pay any damages related to the Offer, the Merger or the other transactions contemplated by the Agreement that are material in relation to ZT taken as a whole,

                           (2)      seeking to impose limitations on the ability
of Merger Sub, or to render Merger Sub unable to accept for payment, pay for or purchase some or all of the shares of ZT Common Stock pursuant to the Offer and the Merger,

                           (3) seeking to restrain or prohibit IR's ownership
or operation (or that of IR's Subsidiaries) of all or any portion of the business or assets of ZT or the ZT Subsidiaries or of IR or the IR Subsidiaries or to compel IR or any IR Subsidiaries to dispose of or hold separate all or any portion of the business or assets of ZT or the ZT Subsidiaries or of IR or the IR Subsidiaries,

                           (4) seeking to impose limitations on the ability
of IR, Merger Sub or any other IR Subsidiary effectively to exercise full rights of ownership of the shares of ZT Common Stock, including, without limitation, the right to vote any shares of ZT Common Stock acquired or owned by IR, Merger Sub or any other IR Subsidiary on all matters properly presented to ZT's shareholders, except such limitations on voting securities as may be required as a result of IR or Merger Sub not complying with applicable securities laws,

                           (5) seeking to require divestiture by IR, Merger Sub
or any other IR Subsidiary of any shares of ZT Common Stock, or

                           (6) that otherwise is reasonably likely to have a ZT
Material Adverse Effect; or

                  (b) there shall have been any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any court, government or governmental authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act to the Offer or the Merger, that is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clauses (1) through (6) of paragraph (a) above; or

                  (c) the ZT board of directors (1) shall have withdrawn, or modified in a manner adverse to IR, its approval or recommendation of the Agreement, the Offer or the Merger or (2) shall have failed to reaffirm such approval or recommendation upon IR's reasonable request; or

                  (d) ZT shall have breached or failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of ZT required to be performed or complied with by it under the Agreement prior to the consummation of the Offer; or any representations and warranties of ZT contained in the Agreement shall not be true and correct, individually or in the aggregate, so as to be reasonably likely to have a ZT Material Adverse Effect, in each case, when made or (except those that speak as to a specific date) as of the expiration date as set forth in the first sentence to this clause (iii) of the Offer as if made at and as of such time; or

                  (e) there shall have occurred a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States that is reasonably expected to have a ZT Material Adverse Effect; or

                  (f) the Agreement shall have been terminated by IR in accordance with its terms; or

                  (g) IR shall not have received the opinion of Morrison Cohen Singer Weinstein, LLP, special counsel to ZT, in substantially the form attached hereto as EXHIBIT E, or

         (iv) the Incentive Compensation Agreement with John Catrambone in substantially the form attached as EXHIBIT D shall not be in effect, or

         (v) any employee of ZT, or any ZT Subsidiary, who owes any indebtedness to ZT or any ZT Subsidiary has not either (1) repaid all principal and interest due thereon in full or (2) instructed ChaseMellon Shareholder Services, L.L.C. to pay to ZT an amount equal to such principal and interest out of the proceeds due such employee pursuant to the Offer and to remit the balance of such proceeds to such employee.

         Except as otherwise provided in the Merger Agreement, the foregoing conditions are for the sole benefit of IR and Merger Sub and may, subject to the terms of the Agreement, be waived by IR and Merger Sub in whole or in part at any time and from time to time in their discretion. The failure by IR or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the earlier of the scheduled expiration date of the Offer or when payment for the shares of ZT Common Stock tendered pursuant to the Offer should have been made by Merger Sub or IR.